UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway Toledo, Ohio	43659
(Address of principal executive offices)	(Zip Code)

419-248-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2024, Owens Corning (the “Company”) provided Marcio A. Sandri, the Company’s President, Composites, with a cash bonus award opportunity under which Mr. Sandri may earn a retention bonus (the “Retention Bonus”) and a transaction bonus (the “Transaction Bonus” and, together with the Retention Bonus, the “Sale Bonus Award”) in connection with the potential sale of the Company’s global glass reinforcements business (the “Business”). The intention of the Compensation Committee (the “Committee”) of the Company’s Board of Directors in approving and authorizing the Sale Bonus Award is primarily to retain and incentivize Mr. Sandri during the Company’s efforts to sell the Business.

Under the terms of the Sale Bonus Award, Mr. Sandri will have the opportunity to earn a one-time Retention Bonus equal to $660,000 if he remains continuously employed with the Company until the earliest of: (1) March 1, 2025; (2) the date on which the closing of the sale of all or substantially all of the assets of the Business occurs (a “Qualifying Sale”); (3) the date on which the Company cancels or withdraws from a contract or agreement the closing of which would constitute a Qualifying Sale (unless the Company does so to pursue another arrangement of sale for the Business); or (4) the date on which the Company completes a strategic disposition of the Business other than a Qualifying Sale, such as a spin-off (each of the foregoing dates, a “Qualifying Date”). Mr. Sandri may also earn the Retention Bonus if the Company terminates his employment without cause at any point following the signing of an agreement for a Qualifying Sale or following the Company’s announcement of a strategic disposition of the Business and prior to closing of the Qualifying Sale or successful completion of the disposition, respectively. If earned, the Retention Bonus would be paid within 60 days following the applicable Qualifying Date.

Under the terms of the Sale Bonus Award, if a Qualifying Sale occurs, Mr. Sandri will also have the opportunity to earn a one-time Transaction Bonus in an amount from $3,000,000 to $6,000,000 to be determined based on the final sale price by the Committee at or after the Qualifying Sale. The Transaction Bonus that is actually earned will be paid within 60 days following the Qualifying Sale if Mr. Sandri remains continuously employed with Owens Corning through the date of the Qualifying Sale or if the Company terminates Mr. Sandri’s employment without cause at any point following the signing of an agreement for the Qualifying Sale prior to closing of the Qualifying Sale.

Mr. Sandri must enter into a release of claims in favor of the Company to receive any portion of the Sale Bonus Award, and the opportunity to earn any Sale Bonus Award will expire on January 31, 2026 if a Qualifying Sale has not occurred by that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Owens Corning

Date: March 1, 2024	By:	/s/ Todd W. Fister
Todd W. Fister
Executive Vice President and Chief Financial Officer